Exhibit 99.1

News Release

One Centerpointe Drive Suite 200 Lake Oswego, Oregon 97035 503-684-7000	www.gbrx.com

For immediate release: February 2, 2022	Contacts: Jack Isselmann, Media Relations
Justin Roberts, Investor Relations
Phone: 503-684-7000

Greenbrier sustains fiscal first quarter order momentum with strong orders for December and January

Orders of 2,900 new railcars valued at $345 million

High-quality backlog and manufacturing flexibility demonstrates Greenbrier leadership in core market

Recently reported North American railcar market strength supports extended growth

Lake Oswego, Oregon, February 2, 2022 – The Greenbrier Companies, Inc. (NYSE: GBX) in its first fiscal quarter ending November 30, 2021 reported new railcar orders for 6,300 units valued at $685 million. These orders increased its backlog to 28,000 units valued at $3 billion. Today Greenbrier announced new orders totaling 2,900 units valued at $345 million received during December and January, the first two months of its second fiscal quarter that began on December 1, 2021. The new railcar orders continue to reflect a broad range of railcar types including gondolas, tanks, covered hoppers and automobile-carrying units, indicative of broader industry trends that reveal a resurgent North American freight railcar market.

On January 31, the Railway Supply Institute (RSI) American Railway Car Institute Committee (ARCI) released data showing a 50% increase in North American freight railcar orders in the fourth calendar quarter of 2021, compared to the third calendar quarter of 2021. The 13,277 railcars ordered represent the highest quarterly order number since the fourth calendar quarter of 2018. ARCI also reported total industry backlog of 42,993 railcars, up from 37,779 railcars in 2021’s third calendar quarter. Industry book-to-bill now stands 1.7x, significantly above the 2021 third calendar quarter ratio of 1.0x.

William A. Furman, Chairman and CEO said, “Railcar orders received during the first two months of the second fiscal quarter demonstrate Greenbrier’s strength in our core North American rail business. Almost all orders announced today originated from North America where we have scaled our flexible manufacturing footprint to address the increasing levels of demand that we began preparing for months ago. Order activity for Greenbrier and industrywide validates our recent investments in working capital to support the early stage of an extended recovery cycle for new railcar demand.”

Certain orders in this release are subject to customary documentation and completion of terms.

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Greenbrier Announces December and January Orders... (Cont.)	Page 2

About Greenbrier

Greenbrier, headquartered in Lake Oswego, Oregon, is a leading international supplier of equipment and services to global freight transportation markets. Through its wholly owned subsidiaries and joint ventures, Greenbrier designs, builds and markets freight railcars and marine barges in North America, Europe and Brazil. We are a leading provider of freight railcar wheel services, parts, maintenance and retrofitting services in North America through our rail services business unit. Greenbrier manages 443,000 railcars and offers railcar management, regulatory compliance services and leasing services to railroads and other railcars owners in North America. GBX Leasing (GBXL) is a special purpose subsidiary that owns and manages a portfolio of leased railcars that originate primarily from Greenbrier’s manufacturing operations. GBXL and Greenbrier own a lease fleet of 12,900 railcars. Learn more about Greenbrier at www.gbrx.com.

“SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This press release may contain forward-looking statements, including any statements that are not purely statements of historical fact. These forward-looking statements include, without limitation, statements about railcar orders, and other information regarding future performance and strategies. These forward-looking statements are not guarantees of future performance and are subject to certain risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements. Factors that might cause such a difference include, but are not limited to, the following: negative impacts on our business from COVID-19, variants thereof, governmental reaction thereto, and related economic disruptions (including, among other factors, supply disruptions, inflation, and increases in interest rates); our backlog of railcar units and other orders not included in backlog may not be indicative of future results of operations. More information on potential factors that could cause our results to differ from our forward-looking statements is included in the Company’s filings with the SEC, including in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s most recently filed periodic report on Form 10-K and subsequent reports on 10-Q. Except as otherwise required by law, the Company assumes no obligation to update any forward-looking statements or information, which speak as of their respective dates. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date hereof.

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